Chiquita Reports First Quarter 2011 Results

CINCINNATI, May 5, 2011 /PRNewswire-FirstCall/ --

Profits improve significantly versus year-ago
GAAP diluted EPS of $0.52 versus loss of ($0.13) year-ago
Affirms 2011 outlook for significant improvement versus 2010

Chiquita Brands (NYSE: CQB) today released financial and operating results for the first quarter of 2011, reporting comparable income(1) of $26 million, GAAP net income of $24 million, and net sales of $824 million. Comparable diluted EPS (1) was $0.57 for the first quarter of 2011, compared to a loss of ($0.09) in the prior year period. First quarter results improved from the year-ago period primarily due to European market stabilization versus the significant losses that occurred in the first quarter of 2010.

"We delivered a turn-around in profitability in the first quarter by executing well and overcoming increased industry costs," said Fernando Aguirre, chairman and chief executive officer. "I am particularly pleased with the progress we are making in Europe, and am confident that we can regain prior levels of profitability in the medium and the long-term and maximize our premium brand position. In North America, our banana business continues to perform well and we are very focused on attracting new customers to increase our salad distribution as the year progresses. Importantly, we are off to a good start for the year in terms of profitability and although second quarter comparisons may be more challenging, we continue to expect to deliver significant operating profit improvement in 2011 versus 2010."

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(1) Comparable basis amounts exclude certain items described below under "Items affecting comparability." All figures in this press release are for continuing operations, unless otherwise indicated.

2011 FIRST QUARTER SUMMARY

The following table shows adjustments made to "Income (loss) from continuing operations" and EPS from continuing operations between comparable and GAAP results. See "Items affecting comparability" below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

(in millions, except per share amounts)	Income (loss)		Income (loss) per diluted share(1)
	2011	2010	2011	2010

Comparable results (Non-GAAP)	$26	($4)	$0.57	($0.09)
Incremental non-cash interest expense on Convertible Notes	(2)	(2)	(0.04)	(0.04)
Reported results (GAAP)	$24	($6)	$0.52	($0.13)

Columns may not total due to rounding. (1) Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Results: Quarterly sales increased 2 percent year-on-year to $824 million and comparable results for the quarter improved to $26 million from a loss of $4 million in the year-ago period. The improvement in comparable income was the result of stronger performance in bananas, partially offset by weaker results in Salads & Healthy Snacks and increased income tax costs.

Cash, Debt and Liquidity: Cash used in operations was $26 million for the first quarter of 2011 compared to $20 million in the year-ago period. Seasonal working capital demands typically use cash in the first quarter and provide cash in the second quarter. At March 31, 2011, cash and equivalents were $114 million and the company made debt principal payments of $5 million in the first quarter of 2011. The company continues to have significant financial flexibility with $128 million of available revolving credit, with no more than $20 million in debt maturities due in any year until 2014.

Bananas: Net sales for the segment increased 13 percent to $539 million, as the company achieved higher local pricing to overcome increased supply costs associated with tight industry supply conditions. European market prices also reflected improved consumer demand from the unusual lows during the first quarter of 2010. North American pricing included force majeure surcharges that began in late January to recover significantly higher sourcing costs that have continued since late 2010. Comparable operating income was $56 million for the first quarter of 2011, compared to $4 million in the 2010 period.

Salads and Healthy Snacks: Net sales decreased 8 percent to $238 million. Comparable operating income was $6 million for the first quarter of 2011, compared to income of $20 million in the year-ago period, primarily due to lower retail value-added salad volume from customer conversions to private label in 2010 and increased costs caused by adverse weather conditions during the winter lettuce sourcing season in Arizona.

2011 OUTLOOK

For the full year 2011, the company expects a 3 percent increase in net sales, excluding discontinued other non-core produce lines and the European smoothies business that was deconsolidated. The company expects relatively flat year-on-year sales on a reported basis. Based on current industry pricing and cost trends, as well as unit volume changes and other economic impacts discussed below, the company expects to significantly improve its full-year operating profitability.

Industry banana supplies have remained relatively tight thus far in 2011, which has led to higher sourcing costs. Through April, the company has continued to achieve higher pricing to recover industry cost increases. However, industry supplies are expected to approach more normal levels during the second half of the year which may affect the company's ability to achieve comparatively higher pricing. For the second quarter of 2011, year-on-year profit comparisons will be affected by increased marketing investments in Europe and the absence of retroactive duty benefits recognized during the 2010 period. For the balance of 2011, the company expects to achieve continued profitable banana volume growth in its core markets, and to execute internal product cost reduction programs. The company has hedged approximately 50 percent of its net euro cash flow for the remainder of 2011 at $1.42 per euro (an effective rate of $1.38 per euro after premium cost) to reduce currency-related volatility in its cash flows and earnings.

In salads, year-on-year retail value-added salad volume and operating margins are expected to be lower for the second quarter and first half of 2011, reflecting 2010 customer conversions to private label. New accounts will contribute additional volume as the year progresses. Including all of these factors, as well as investments in the company's planned rollout of Fresh Rinse™ and consumer marketing programs, operating margin percentages for full-year 2011 are expected to be roughly flat for the Salads & Healthy Snacks segment.

The company's expectations for improved results in 2011 exclude any unforeseen weather, event risks or major currency fluctuations. The following chart summarizes management's estimates of certain other financial items for 2011:

(in millions)	Q1 2011 Actual	FY 2011 Estimate

Capital Expenditures	$12	$75-85
Depreciation & Amortization	$15	$57-62
Gross Interest Expense (1)	$14	$50-55
Net Interest Expense (1)	$13	$45-50

(1) Interest expense includes the impact of accounting standards that add non-cash interest expense of $9 million in 2011 and $10 million in 2012 for the company's Convertible Notes.

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio webcast is available at www.chiquitabrands.com. Toll-free telephone access will be available by dialing 1-888-312-9865 in the United States and +719-325-2418 from international locations and providing the conference code 8895207. To access the telephone replay, dial 1-888-203-1112 from the United States and + 719-457-0820 from international locations and enter the confirmation code 8895207.

NON-GAAP MEASUREMENTS

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the company's results and to provide more meaningful year-on-year comparisons of the company's financial performance, as well as the measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are described below in "Items affecting comparability." Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use.

ITEMS AFFECTING COMPARABILITY

Incremental non-cash interest expense on Convertible Notes: Accounting standards related to convertible debt instruments increased the amount of reported GAAP interest expense on the company's $200 million of 4.25% Convertible Senior Notes. In determining earnings on a comparable basis, the company excludes this additional non-cash interest expense, which was $2 million for quarters ended March 31, 2011 and 2010.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products – from energy-rich bananas, other fruits, blends of convenient green salads to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide. For more information, please visit our corporate web site at www.chiquitabrands.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements, including in the "2011 Outlook" section, that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for fuel and other commodity inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Exhibit A: CHIQUITA BRANDS INTERNATIONAL, INC. CONSOLIDATED INCOME STATEMENT (Unaudited – in millions, except per share amounts)

	Quarter Ended March 31
	2011	2010
Net sales	$ 824	$ 808
Operating expenses:
Cost of sales	688	706
Selling, general and administrative	77	80
Depreciation	13	12
Amortization	2	3
Equity in loss (earnings) of investees	2	0
	782	801
Operating income	42	8
Interest income	1	2
Interest expense	(14)	(14)
Other income (expense)	-	0
Income (loss) from continuing operations before taxes	29	(5)
Income tax benefits (expense)	(5)	(1)
Income (loss) from continuing operations	24	(6)
Loss from discontinued operations(1)	-	(3)
Net income (loss)	$ 24	$ (9)
Basic earnings per share:
Continuing operations	$ 0.53	$ (0.13)
Discontinued operations	-	(0.07)
	$ 0.53	$ (0.20)
Diluted earnings per share:
Continuing operations	$ 0.52	$ (0.13)
Discontinued operations	-	(0.07)
	$ 0.52	$ (0.20)
Shares used to calculate basic earnings per share	45.3	44.8
Shares used to calculate diluted earnings per share	46.2	44.8

Columns may not total due to rounding. (1) Loss from discontinued operations relates to potential indemnification obligations for tax liabilities of Atlanta AG.

Exhibit B: CHIQUITA BRANDS INTERNATIONAL, INC. OPERATING STATISTICS - FIRST QUARTER (Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended March 31,		Percent Change Increase (Decrease)
	2011	2010	vs. 2010

Net sales by segment
Bananas	$ 539	$ 477	13.1%
Salads and Healthy Snacks(1)	238	259	(7.8)%
Other Produce	47	73	(35.4)%
Total net sales	$ 824	$ 808	2.0%
Comparable segment operating income (loss) (2)
Bananas	$ 56	$ 4	NM
Salads and Healthy Snacks(2)	6	20	(70.0)%
Other Produce	(3)	2	NM
Corporate	(17)	(18)	(8.0)%
Total comparable operating income	$ 42	$ 8	NM
Comparable operating margin by segment
Bananas	10.4%	0.9%	9.6 pts
Salads and Healthy Snacks(1)	2.5%	7.8%	(5.2) pts
Other Produce	(6.4)%	2.5%	(9.0) pts
SG&A as a percent of sales	9.3%	9.9%	(0.6) pts

Company banana sales volume (40 lb. boxes)
North America	16.0	14.9	7.4%
Europe & Middle East
Core European markets(3)	10.4	10.3	1.0%
Mediterranean & Middle East	3.2	5.0	(36.0)%
Banana Pricing
North America			8.7%
Core European markets(3)
U.S. Dollar			15.1%
Local			16.6%
Mediterranean & Middle East			28.8%
Fresh Express-branded retail value-added salads
Volume (12-count cases)	12.8	14.3	(10.5)%
Pricing			(1.8)%
Euro average exchange rate, spot (dollars per euro)	$ 1.36	$ 1.39	(2.2)%
Euro average exchange rate, hedged (dollars per euro)	$ 1.35	$ 1.40	(3.6)%

Columns may not total due to rounding.

(1) European fruit smoothie sales before entering into the Danone joint venture were $6 million in the first quarter of 2010. Operating losses recognized by the company were $3 million in each of the first quarters of 2011 and 2010.

(2) See detailed description of reconciling items between GAAP and comparable basis figures in the text of this press release under the heading titled "Items affecting comparability."

(3) The company's core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit C: EUROPEAN CURRENCY YEAR-ON-YEAR CHANGE - FAVORABLE (UNFAVORABLE) 2011 vs. 2010 (Unaudited - in millions)

Currency Impact (Euro/Dollar)	Q1
Revenue	$ (4)
Local Costs	1
Hedging(1)	(3)
Balance sheet translation(2)	5

Net European currency impact	$ (1)

Columns may not total due to rounding.

(1) Hedging costs were $2 million in the first quarter of 2011 and income of $1 million in the first quarter of 2010.

(2) Balance sheet translation was a gain of $2 million in the first quarter of 2011 and was a loss of $4 million in the first quarter of 2010.

CONTACT: Ed Loyd, +1-513-784-8935, eloyd@chiquita.com